Exhibit 99.1
[WELLPOINT LOGO]                                              [RIGHTCHOICELOGO]

FOR IMMEDIATE RELEASE                                         January 29, 2002
---------------------

WELLPOINT Contacts                      RightCHOICE Contacts
Investors: John Cygul                   Investors:   Mary Scholz Barber
           (805) 557-6789                            (314) 923-4831

Media:   Ken Ferber                     Media:       Kevin Aandahl
         (805) 557-6794                              (314) 923-6268

                         WELLPOINT/RIGHTCHOICE MERGER
                     APPROVED BY RIGHTCHOICE STOCKHOLDERS
          Companies Also Announce Preliminary Tally of Cash Elections

THOUSAND OAKS, Calif. and ST. LOUIS, Missouri - WellPoint Health Networks Inc. (NYSE:WLP) and RightCHOICE Managed Care, Inc. (NYSE:RIT) today jointly announced that the stockholders of RightCHOICE approved the merger with WellPoint.

Under the Merger Agreement signed in October 2001, stockholders of RightCHOICE will receive for each of their shares of RightCHOICE common stock either cash at $66 per share or .6161 shares of WellPoint common stock, subject to a proration mechanism which provides that the overall mix of the total consideration to be paid in the merger for all the outstanding RightCHOICE shares is fixed so that 70% of the outstanding shares will convert into WellPoint common stock and 30% of the outstanding shares will convert to cash. RightCHOICE stockholders were offered the opportunity to elect to receive cash by submitting their cash election before the deadline of 5:00 p.m., Eastern Time, on January 29, 2002.

Based on a preliminary tally as of the cash election deadline, RightCHOICE has received elections from 50,621 shares, or approximately 0.3% of the outstanding shares, to receive cash. Any RightCHOICE stockholder not making an election prior to the January 29 deadline was deemed to have elected to receive WellPoint common stock, subject to the proration mechanism.

Because the elections for cash received represent less than 30% of the outstanding shares, WellPoint will prorate the amounts of cash and shares of WellPoint stock that the holders of RightCHOICE stock will receive.

Within five business days from the closing of the transaction, transmittal forms and exchange instructions will be sent to RightCHOICE stockholders. RightCHOICE stockholders should not send their certificates for exchange for WellPoint stock until they receive a transmittal form.


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WellPoint/RightCHOICE Merger
January 29, 2002



WellPoint and RightCHOICE have received the required approvals from the companies' regulators and the Blue Cross and Blue Shield Association, and currently expect that the closing will occur on January 31, 2002.

WellPoint Health Networks Inc. serves the health care needs of approximately 10 million members and more than 44 million specialty members through Blue Cross of California, Blue Cross Blue Shield of Georgia and UNICARE. The company offers a broad spectrum of quality network-based health products including open access PPO, POS and hybrid products, HMO and specialty products. Specialty products include pharmacy benefit management, dental, vision, behavioral health, life and disability insurance, long term care insurance, flexible spending accounts, COBRA administration, and Medicare supplements.

RightCHOICE serves approximately 2.8 million total members and is the largest provider of health care benefits in Missouri. RightCHOICE does business in Missouri under the name Blue Cross and Blue Shield of Missouri and through its HealthLink subsidiary also provides network rental, administrative services, workers' compensation and other non-underwritten health benefit programs in Missouri and six neighboring states. RightCHOICE is an independent licensee of the Blue Cross and Blue Shield Association.

Cautionary Statement: Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results could differ materially due to, among other things, operational and other difficulties associated with integrating acquired business, general business conditions, competition among managed care companies, rising health care costs, trends in medical loss ratios, health care reform, delay in receipt of regulatory and other approvals for pending transactions and other regulatory issues. Additional risk factors are listed from time to time in WellPoint's and RightCHOICE's various respective SEC reports, including but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2000.

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